EXHIBIT 12

                         HASBRO, INC. AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                Nine Months and Quarter Ended September 26, 1999

                             (Thousands of Dollars)



                                                      Nine
                                                     Months        Quarter
                                                    -------        -------

Earnings available for fixed charges:
  Net earnings                                     $131,254         85,170
  Add:
    Fixed charges                                    58,054         24,020
    Income taxes                                     58,969         38,264
                                                    -------        -------
      Total                                        $248,277        147,454
                                                    =======        =======


Fixed Charges:
  Interest on long-term debt                       $ 18,716          6,067
  Other interest charges                             26,072         13,123
  Amortization of debt expense                          324            108

  Rental expense representative
   of interest factor                                12,942          4,722
                                                    -------        -------
      Total                                        $ 58,054         24,020
                                                    =======        =======

Ratio of earnings to fixed charges                     4.28           6.14
                                                    =======        =======